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                                                                    EXHIBIT 4.10



          SECOND AMENDED AND RESTATED CONTINUING COLLATERAL MORTGAGE
          ----------------------------------------------------------


     This Second Amended and Restated Continuing Collateral Mortgage ("Mortgage") is made as of May 30, 1996 by _________________________________, a
______________ corporation ("Mortgagor"), located at [ADDRESS], to Comerica Bank, in its capacity as Collateral Agent for and on behalf of the Lenders (as defined below) ("Mortgagee"), located at 500 Woodward Avenue, Detroit, Michigan 48226.

                                   RECITALS:
                                   ---------

     A. Mortgagor executed and delivered to Comerica Bank a certain Continuing Collateral Mortgage dated as of _______________ and recorded on _______________, in _________________________________________________________, granting Comerica
Bank a security interest in and mortgage lien on certain real property described on attached Exhibit "A", as security for the obligations of Tower Acquisition Corp., a Delaware corporation ("Acquisition") to Comerica Bank under that certain Credit Agreement dated as of April 15, 1993 by and between Acquisition and Comerica Bank, which was amended and restated in its entirety by that certain Amended and Restated Credit Agreement dated as of May 4, 1994 by and between R.J. Tower Corporation, a Michigan corporation ("Company"), as successor in interest by reason of merger to Acquisition, and Comerica Bank, which was subsequently amended and restated in its entirety by that certain Second Amended and Restated Credit Agreement dated as of June 29, 1994, as amended (the "Prior Credit Agreement").

     B. Thereafter Mortgagor executed and delivered to Comerica Bank, as agent for the Banks (defined below) ("Agent"), an Amended and Restated Continuing Collateral Mortgage dated as of January 16, 1996 and recorded on _____________, in ____________________________________________________, (the "Prior Mortgage"),
granting Comerica Bank, as Agent, a security interest in and mortgage lien on the real property described on attached Exhibit "A" for the obligations of Company to Comerica Bank, as Agent for the lenders under that certain Third Amended and Restated Credit Agreement dated as of January 16, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Company, each of the financial institutions, including any of such financial institutions acting as the Swing Line Bank thereunder (collectively, the "Banks") and Agent.

     C. Pursuant to the First Amendment to the Third Amended and Restated Credit Agreement dated as of May 30, 1996 among the Company, the Banks and the Agent, the Banks and the Agent have
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agreed to amend the Credit Agreement by, among other things, increasing the
Revolving Credit Aggregate Commitment and making certain other amendments.


     D. Pursuant to the separate Note Agreements dated as of May 31, 1996 (as such agreements may be amended, supplemented or otherwise modified from time to time, the "Note Agreements"), between the Company and the Purchasers named in
Schedule I thereto (the "Purchasers") relating to the sale by the Company (a) its $40,000,000 7.65% Senior Secured Notes, Series A, due June 1, 2006 and (b) its $25,000,000 7.82% Senior Secured Notes, Series B, due June 1, 2008 issued thereunder (together, the "Senior Notes") named therein (such Purchasers, together with all subsequent holders of the Senior Notes, the "Senior Note Holders"), the Company has agreed to sell to such Purchasers the Senior Notes from Company in the aggregate principal amount of Sixty Five Million Dollars ($65,000,000).

     E. Pursuant to and in accordance with the Credit Agreement and the Note Agreements (together, the "Agreements"), the Banks and the Senior Note Holders (collectively, with their respective successors and assigns, the "Lenders") have required that Mortgagor provide to Agent, as Collateral Agent for the Lenders according to the terms of the Intercreditor Agreement (as defined below), a security interest in and mortgage lien on the real estate described on attached Exhibit "A" as security for Company's obligations under the Revolving Credit, the Swing Line, the Credit Agreement (including any Letters of Credit issued thereunder), the Note Agreements, the Senior Notes, and the other documents, instruments, certificates or agreements executed by Company pursuant to or in connection with any such document or the Agreements, as such documents may be amended or otherwise modified from time to time (collectively herein, the "Loan Documents").

     F. Mortgagor and Collateral Agent desire to amend and restate the Prior Mortgage to reflect the events set forth in the foregoing recitals.

     G. Agent is acting as Collateral Agent for the Lenders pursuant to Section ___ of that certain Intercreditor and Collateral Agency Agreement dated as of May 31, 1996 by and among Company, Agent as Collateral Agent and the Lenders
(as amended from time to time, the "Intercreditor Agreement").

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

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THIS IS A FUTURE ADVANCE MORTGAGE.

This Mortgage is made to secure all of the following (individually and collectively the "Several Obligations"):

     1. All of Company's obligations contained in or arising under or in connection with the Credit Agreement and the Notes issued by it from time to time pursuant to the Credit Agreement, the Note Agreements and the Senior Notes and all obligations of the Company and each of the Account Parties contained in or arising under the other Loan Documents executed by it;

     2.   All obligations of Company under any and all Hedging Transactions
(as defined in the Credit Agreement) entered into by the Company pursuant to an Interest Rate Protection Agreement (as defined in the Credit Agreement) entered into between the Company and any Bank or any Affiliate of a Bank;

     3. All obligations of Mortgagor under that certain Second Amended and Restated Guaranty (Tower-Michigan Debt) executed as of May 30, 1996 and that certain Amended and Restated Guaranty (Tower-Kentucky Debt) executed as of January 16, 1996 by Mortgagor and others, as each may be amended, restated, supplemented or replaced from time to time;

     4. All obligations of Mortgagor under the Subsidiary Guaranties (as such term is defined in the Note Agreement); and

     5. The obligations of Company or any Account Party for payment of all sums hereafter loaned, paid out, expended or advanced by or for the account of the Lenders (or any of them) or by the Mortgagee under the terms of this Mortgage, the Credit Agreement, the Note Agreements, the Senior Notes or the other Loan Documents, in connection with any of the documents or instruments described in this Mortgage, the Credit Agreement, the Note Agreements or the other Loan Documents; together with interest thereon; and also as security for all other indebtedness and liabilities, whether direct, indirect, absolute or contingent, owing by the Company or any Account Party to the Collateral Agent or the Lenders in any manner under the Credit Agreement, the Note Agreements, the Senior Notes or the Loan Documents, which hereafter become due, or that may hereafter be incurred by the Company or any Account Party to or acquired (pursuant to the Credit Agreement, the Note Agreements, the Senior Notes or the other Loan Documents) by the Collateral Agent or the Lenders, and all other future obligations of the Company or any Account Party to the Collateral Agent or the Lenders, their

                                       3
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successors and assigns, howsoever created, arising or evidenced, whether joint or several, direct or indirect, absolute or contingent, primary or secondary, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all replacements, consolidations, amendments, renewals or extensions of the foregoing.

As security for the purposes stated above and elsewhere in this Mortgage, the Mortgagor mortgages and warrants to the Mortgagee, its successors and assigns, the lands, premises and property in the City of Auburn, County of Dekalb, in the State of Indiana, described as follows:

Legal Description:

                                 See Exhibit A

Commonly known as: ________________________________.

Together with:

(a) all of Mortgagor's interest, if any, in and to related easements, rights-of-way, licenses and privileges;

(b) all of Mortgagor's interest, if any, in and to buildings and improvements now or later situated under, upon or over the above described land or any part of it;

(c) all of Mortgagor's interest, if any, in and to the tenements, hereditaments, appurtenances, reversions and remainders belonging or pertaining to the above described land and also all other estate, right, title, and interest of the Mortgagor in and to the above described land;

(d) all the rents, issues, profits, license fees, revenues, charges, accounts and general intangibles arising from the above described land, or relating to any business conducted by the Mortgagor on it, under present or future leases, licenses or otherwise, which are specifically assigned and transferred to the Mortgagee including, without limit, all rights conferred by Indiana law;

(e) all right, title and interest of the Mortgagor, if any, in and to the land lying in the bed of any street, road, avenue, alley or walkway, opened or proposed or vacated, adjoining the above described land;

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(f)    all machinery, apparatus, equipment, goods, fittings, fixtures, and articles of personal property of every kind and nature to the extent constituting fixtures under applicable law, now or later located in or upon the above described land and used or useable in connection with any present or future operation of the land or any building or buildings now or later on the land and now owned or later acquired by the Mortgagor (individually and collectively the "equipment") including, without limit, all lighting, heating, cooling, ventilating, air-conditioning, incinerating, refrigerating, plumbing, sprinkling, communicating and electrical systems, and the related machinery, appliances, fixtures and equipment, and all of the right, title and interest of the Mortgagor in and to any equipment which may be subjected to any title retention or security agreement superior in lien to the lien of this Mortgage. It is understood and agreed that all equipment is part and parcel of the mortgaged premises and appropriated to the use of the said real estate and, whether affixed or annexed or not, shall for the purposes of this Mortgage, unless the Mortgagee shall otherwise elect, be deemed conclusively to be real estate and mortgaged under this Mortgage; and

(g) subject to Paragraphs 4, 8 and 41 hereof, any and all awards or payments, including without limit interest on them, and the right to receive them, which may be made with respect to the mortgaged premises as a result of
       (i) the exercise of the right of eminent domain, (ii) the alteration of the grade of any street, (iii) any loss of or damage to any building or other improvement on the above described land, (iv) any other injury to or decrease in the value of the mortgaged premises, (v) any refund due on account of the payment of real estate taxes, assessments or other charges levied against or imposed upon the mortgaged premises or (vi) any refund of utility deposits or right to any tenant deposit. The reasonable attorneys fees, costs and disbursements incurred by the Mortgagee in connection with the collection of these awards or payments shall be additional Several Obligations secured by this Mortgage. The Mortgagor agrees to execute and deliver, from time to time, further instruments as reasonably may be requested by the Mortgagee to confirm the assignment to the Mortgagee, for the equal and ratable benefit of the Lenders, of these awards and payments.

Any reference in this Mortgage to the "mortgaged premises" shall, unless the context requires otherwise, be deemed to include and

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apply to the above described land, buildings, improvements, equipment, rents, issues, profits, leases, easements, tenements, hereditaments, and appurtenances, awards, payments and all other rights, privileges and interests described above. Without limiting in any way the Several Obligations secured by this Mortgage, it is agreed that this Mortgage secures future advances under Act No. 348 of the Michigan Public Acts, as amended. The Mortgagor, on a continuing basis, warrants, covenants and agrees to and with the Mortgagee for the benefit of the Lenders, which covenants, warranties and agreements, to the extent permitted by law, shall be deemed to run with the land, as follows:

1. The Mortgagor will pay to the Lenders all Several Obligations, subject to the terms of the Intercreditor Agreement, according to the terms of the relevant instruments or agreements evidencing it, and the Mortgagor agrees that this Mortgage is a continuing mortgage securing the payment of the Several Obligations; provided, however, upon final and irrevocable payment in full of the Several Obligations and termination of any commitment on the part of the Lenders to extend credit accommodations to or on behalf of Mortgagor, Mortgagee agrees to execute and deliver to Mortgagor a release of this Mortgage in recordable form.

2. The Mortgagor has good and indefeasible title to the entire mortgaged premises in fee simple and with good right and full power to sell, mortgage and convey it; the mortgaged premises are free and clear of all easements, restrictions, liens, leases and encumbrances whether now existing or later created, except for Permitted Encumbrances and those matters listed on attached Exhibit B (if any) to which this Mortgage is expressly subject, and the Mortgagor will warrant and defend the mortgaged premises against all other claims and demands whatsoever. Subject to the terms of the Intercreditor Agreement, the Mortgagee shall have the right, at such time or times as it, in its reasonable discretion, deems necessary, to take whatever action it may deem necessary to defend or uphold the lien of this Mortgage or otherwise enforce any of the rights of the Mortgagee and the Lenders under this Mortgage or any obligation secured by this Mortgage including, without limit, the right to institute appropriate legal proceedings for these purposes.

3. Except as otherwise provided in the Agreements or the Intercreditor Agreement, the Mortgagor shall pay prior to becoming delinquent and before any interest, collection fees or penalties accrue or default occurs, all taxes, assessments, encumbrances, liens, mortgages, water or sewer

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       charges and other charges and impositions levied, assessed or existing with respect to the mortgaged premises or any part of it, and will deliver to the Mortgagee without demand official receipts showing these payments. Subject to Mortgagor's right to contest payment of these amounts in accordance with the terms of the Agreements and the Intercreditor Agreement, if the Mortgagor fails to pay these taxes, assessments, encumbrances, liens, mortgages, charges and impositions when due, or if the Mortgagor fails to pay all interest, collection fees and penalties accrued on them, the Mortgagee, at its sole option, may, subject to the terms of the Intercreditor Agreement, (but is not obligated to) pay them and the monies paid shall be a lien upon the mortgaged premises added to the amount secured by this Mortgage and payable immediately by the Mortgagor to the Mortgagee, with interest at the higher of (i) the interest rate, if any, charged by the particular entity levying or assessing the tax, assessment or imposition or holding the encumbrance or lien, or (ii) the highest rate charged by the Lenders on any of the Several Obligations (but in either case not to exceed the maximum interest rate permitted by applicable law).

       At the request of the Mortgagee, subject to the terms of the Intercreditor Agreement, made any time following the occurrence of an event of default under this Mortgage, the Mortgagor shall pay to the Mortgagee in advance on the first day of each month a pro rata portion (as reasonably determined by the Mortgagee) of all taxes, assessments, liens, encumbrances, mortgages, and other charges levied, assessed or existing on the mortgaged premises. In the event that sufficient funds have been deposited with the Mortgagee to cover the amount of these taxes, assessments, liens, encumbrances, mortgages, and other charges when they become due and payable, the Mortgagee shall pay the same when due and payable. In the event that sufficient funds have not been deposited to cover the amount of these taxes, assessments, liens, encumbrances, mortgages and other charges at least thirty (30) days prior to the time when they become due and payable, the Mortgagor shall immediately upon request by the Mortgagee pay the amount of the deficiency to the Mortgagee. The Mortgagee shall not be required to keep any such deposits in a separate account or to pay the Mortgagor any interest or earnings whatever on the funds held by the Mortgagee for the payment of taxes, assessments, liens, encumbrances, mortgages, or other charges pursuant to this paragraph or for the payment of insurance premiums under paragraph (4) below, or on any

                                       7
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       other funds deposited with the Mortgagee in connection with this
       Mortgage. If an event of default occurs under this Mortgage, any funds then remaining on deposit with the Mortgagee may be applied in a manner consistent with the terms of the Intercreditor Agreement, against the Several Obligations immediately upon or at any time after the event of default occurs, and without notice to the Mortgagor. Further, the Mortgagee may, subject to the terms of the Intercreditor Agreement, make payments from any funds on deposit with the Mortgagee for taxes, assessments, liens, encumbrances, mortgages, or other charges on or with respect to the mortgaged premises notwithstanding that subsequent owners of the premises may benefit as a result. The Mortgagor shall not, and nothing in this Mortgage shall be construed to give the Mortgagor the right to, mortgage or pledge the mortgaged premises or any part of it as security for any other indebtedness or obligations. Nothing in this paragraph shall be considered a consent by the Mortgagee or the Lenders to any lien, mortgage or encumbrance on the mortgaged premises except the Permitted Encumbrances and those matters set forth on attached Exhibit B, if any.

4. The Mortgagor shall keep the buildings and all other improvements now or later existing on the mortgaged premises constantly insured for the benefit of the Mortgagee and the Lenders against fire and other hazards and risks, including without limit vandalism and malicious mischief, as the Mortgagee may reasonably require and shall further provide flood insurance (if the mortgaged premises are situated in an area which is considered a flood risk area by the United States Department of Housing and Urban Development, and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended), loss of rents insurance, public liability and product liability insurance and any other insurance as the Mortgagee may reasonably require from time to time, all in amounts and in forms and with companies as are reasonably satisfactory to the Mortgagee and the Lenders. The Mortgagor shall deliver to the Mortgagee the policies evidencing the required insurance with premiums fully paid for one year in advance and with standard mortgagee clauses (making all loss payable to the Mortgagee on behalf of the Lenders) satisfactory to the Mortgagee and the Lenders. Renewals of the required insurance (together with evidence of premium prepayment for one year in advance) shall be delivered to the Mortgagee at least thirty
       (30) days before the expiration of any existing policies. All policies and renewals shall provide that they may not be canceled or amended without giving the Mortgagee

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       thirty (30) days prior written notice of cancellation or amendment. All policies and renewals shall be held by, and are pledged to, the Mortgagee for the equal and ratable benefit of the Lenders, along with all insurance premium rebates, as additional security for the Several Obligations. Should the Mortgagor fail to insure or fail to pay the premiums on any required insurance or fail to deliver the policies or renewals of them as provided above, the Mortgagee may (but is not obligated to) have the insurance issued or renewed (and pay the premiums on it for the account of the Mortgagor) in amounts and with companies and at premiums as the Mortgagee and the Lenders reasonably deem appropriate. If the Mortgagee elects to have insurance issued or renewed to insure the Mortgagee's interest, the Mortgagee shall have no duty or obligation of any kind to also insure the Mortgagor's interest. Any premiums or other sums paid by the Mortgagee for insurance as provided above shall be a lien upon the mortgaged premises added to the amount secured by this Mortgage and payable immediately, with interest on those sums at the highest rate charged by the Lenders on any of the Several Obligations (but not to exceed the maximum interest rate permitted by applicable law). In the event of loss or damage, the proceeds of all required insurance shall be paid to the Mortgagee for the equal and ratable benefit of the Lenders, alone. No loss or damage shall itself reduce the Several Obligations. The Mortgagee and any of its employees is each irrevocably appointed attorney-in-fact for the Mortgagor and is authorized to adjust and compromise each loss without the consent of the Mortgagor, to collect, receive and receipt for the insurance proceeds in the name of the Mortgagee and the Mortgagor and to endorse the Mortgagor's name upon any check in payment of the loss. The proceeds shall be applied first toward reimbursement of all costs and expenses of the Mortgagee in collecting the proceeds (including, without limit, court costs and reasonable attorneys' fees), and then, subject to the terms of the Intercreditor Agreement, toward payment of the Several Obligations or any portion of it, whether or not then due or payable, or the Mortgagee, at its option, with the consent of the Lenders pursuant to the terms of the Intercreditor Agreement, may apply the insurance proceeds, or any part of them, to the repair or rebuilding of the mortgaged premises. In the event of a foreclosure of this Mortgage, or the giving of a deed in lieu of foreclosure, the purchaser or grantee of the mortgaged premises shall succeed to all of the rights of the Mortgagor under said insurance policies including, without limit, any right to unearned premiums and to receive the

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       proceeds. At the request of the Mortgagee made any time following the occurrence of an event of default under this Mortgage, the Mortgagor shall pay to the Mortgagee in advance on the first day of each month the equivalent of one-twelfth (1/12th) of the annual premiums (as reasonably estimated by the Mortgagee) due on the required insurance, but with an initial payment which together with subsequent monthly payments will be sufficient to pay the estimated annual premiums as provided in this paragraph. In the event that sufficient funds have been deposited with the Mortgagee to cover the amount of the insurance premiums for required insurance when the premiums become due and payable, the Mortgagee shall pay the premiums when the same are due and payable. In the event that sufficient funds have not been deposited with the Mortgagee to pay the insurance premiums at least thirty (30) days prior to the time when they become due and payable, the Mortgagor shall immediately upon request pay the amount of this deficiency to the Mortgagee.

5.     [Reserved]

6. The Mortgagor shall abstain from commission of waste upon the mortgaged premises, keep the buildings, improvements and equipment on the mortgaged premises in good repair, ordinary wear and tear, damage by fire or other casualty and takings by eminent domain excepted and promptly comply in all material respects with all laws, regulations and requirements of all governmental bodies affecting the mortgaged premises the enforcement of which, if Mortgagor were not in compliance, would reasonably be expected to materially adversely affect the value or use of the mortgaged premises. If the Mortgagee determines that the mortgaged premises, or any part of it, requires inspection, testing, appraisal, repair, care, alteration or attention of any kind or nature, not provided to the Mortgagee's satisfaction by the Mortgagor, the Mortgagee after such notice to Mortgagor as is reasonable under the circumstances as determined in good faith by the Mortgagee, may (but is not obligated to) enter or cause entry to be made upon the mortgaged premises, and inspect, test, appraise, repair, alter or maintain the mortgaged premises as the Mortgagee may deem necessary, and the Mortgagor shall reimburse the Mortgagee upon demand for all resulting costs and expenses incurred by the Mortgagee. Following the occurrence and during the continuance of an event of default hereunder, the Mortgagee may pay sums of money as the Mortgagee deems essential for the preservation of the mortgaged premises, and these sums shall be additional Several Obligations

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       secured by this Mortgage, shall be payable by the Mortgagor to the
       Mortgagee for the equal and ratable benefit of the Lenders upon demand, and shall bear interest at the highest rate charged by the Lenders to the Mortgagor on any of the Several Obligations (but not to exceed the maximum interest rate under applicable law). The failure of Mortgagor to pay any taxes or assessments assessed against the mortgaged premises, or any installment of them, or any premiums payable with respect to any insurance policy covering the mortgaged premises, shall constitute waste (although the meaning of "waste" shall not be limited to this nonpayment). The Mortgagor consents to the appointment of a receiver should the Mortgagee seek this relief. The Mortgagor shall not make or permit any other party to make any alterations, additions or improvements of any type to the mortgaged premises the cost of which, individually or in the aggregate exceeds $500,000 (individually and collectively the "Improvements"), regardless of whether the Improvements would increase the value of the mortgaged premises, without the Mortgagee's and the Lenders' prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed. If the Mortgagee and the Lenders consent to the making of any Improvements on the mortgaged premises, and the Improvements are not completed with due diligence in accordance with the plans and specifications approved in writing by the Mortgagee and the Lenders, or if construction of the Improvements should cease before completion for a period of thirty (30) days, then and in either event it shall be an event of default under this Mortgage and the Mortgagee shall have all the rights and remedies provided in this Mortgage upon an event of default, and all the rights and remedies set forth in this paragraph 6, including without limitation, the right (but not the obligation) to enter or cause entry to be made upon the mortgaged premises and complete the Improvements, with full power and authority to enter into such contracts or agreements as the Mortgagee may deem necessary to complete the Improvements.

7. Subject to Mortgagor's right to contest payment of these amounts in accordance with the terms of the Credit Agreement and the Note Agreements, and subject to the terms of the Intercreditor Agreement, the Mortgagor shall pay (before the same become liens, encumbrances or charges against the mortgaged premises) any and all obligations, liabilities or debts for repairs or improvements to the mortgaged premises or for any other goods, services, or utilities furnished to the mortgaged premises. The Mortgagor shall not mortgage or

                                       11
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       pledge the mortgaged premises or any part of it as security for any other indebtedness or obligations.

8. In the event the mortgaged premises, or any part of it, is taken under power of eminent domain, or by condemnation, the entire proceeds of the award shall be paid directly to the Mortgagee for the equal and ratable benefit of the Lenders and applied first toward reimbursement of all the Mortgagee's costs and expenses incurred in connection with collecting the award (including, without limit, court costs and reasonable attorneys' fees), and the second, balance applied upon the Several Obligations whether or not then due or payable as set forth in the Intercreditor Agreement. During the continuance of an event of default hereunder or if Mortgagor fails to take such action as the Mortgagee reasonably may require with respect thereto, the Mortgagee or any of its employees is irrevocably appointed attorney-in-fact and is duly authorized and empowered to receive, receipt for, discharge and satisfy any condemnation award and judgment, whether joint or several, on behalf of the Mortgagor, his legal representatives and assigns. This receipt, discharge and satisfaction shall be as legally effective and binding as if given directly by the Mortgagor; provided, however, that neither the Mortgagee nor any Lender shall be liable for failure to collect any condemnation award, regardless of the cause of such failure.

9. The Several Obligations secured by this Mortgage shall become due and payable immediately, without notice, at the option of the Mortgagee and the Lenders, if the Mortgagor shall convey, assign or transfer the mortgaged premises or any part of it by deed, land contract or other instrument without the consent of Mortgagee and the Lenders, which consent may be withheld in the sole discretion of Mortgagee and the Lenders, or if title to the mortgaged premises or any part of it shall become vested in any other person or party in any manner whatsoever without the consent of Mortgagee and the Lenders, which consent may be withheld in the sole discretion of the Mortgagee and the Lenders. In the event ownership of the mortgaged premises or any part of it becomes vested in a person or persons other than the Mortgagor (without the prior written approval of the Mortgagee and the [Lenders] as aforesaid), the Mortgagee may (but shall not be obligated to) deal with and may enter into any contract or agreement with the successor or successors in interest with reference to this Mortgage in the same manner as with the Mortgagor, without in any manner vitiating, discharging or otherwise affecting the lien of

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       this Mortgage or the Mortgagor's liability under this Mortgage or upon the Several Obligations.

10. This Mortgage shall, as to any equipment, fixtures and other personal property constituting fixtures under applicable law, be deemed to grant a security interest in the equipment, fixtures, accounts, general intangibles and other personal property pursuant to the Uniform Commercial Code. The Mortgagor agrees, upon request of the Mortgagee from time to time, to promptly furnish a list of personal property owned by the Mortgagor and subject to this Mortgage and, upon request by the Mortgagee, to immediately execute, deliver and/or file any mortgage and any amendments to this Mortgage, any separate security agreement and any financing statements to include specifically this list of personal property. Upon the occurrence of any event of default under this Mortgage, the Mortgagee shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or otherwise provided by law or by this Mortgage including, without limit, the right to require the Mortgagor to assemble the personal property and make it available to the Mortgagee at a place to be designated by the Mortgagee which is reasonably convenient to both parties, the right to take possession of the personal property with or without demand and with or without process of law and the right to sell and dispose of it and distribute the proceeds according to law. The Mortgagor agrees that any requirement of reasonable notice shall be met if the Mortgagee sends notice to the Mortgagor at least five (5) days prior to the date of sale, disposition or other event giving rise to the required notice. The Mortgagor agrees that the proceeds of any disposition of the personal property may be applied by the Mortgagee first to the Mortgagee's reasonable expenses in connection with the disposition including, without limit, reasonable attorneys' fees and legal expenses, and then to payment of the Several Obligations as set forth in the Intercreditor Agreement.

11. As additional security for the payment of the Several Obligations and performance of this Mortgage, the Mortgagor assigns to the Mortgagee for the equal and ratable benefit of the Lenders all its right, title and interest in and to all written and oral leases and occupancy agreements, now or later existing, covering the mortgaged premises or any part of it (but without an assumption by the Mortgagee or the Lenders of liabilities of the Mortgagor under any of these leases or occupancy agreements by virtue of this assignment), and the Mortgagor assigns to the Mortgagee for the equal and ratable benefit of the Lenders, the rents, issues and profits of the mortgaged premises. Prior to the occurrence of an event of default under this Mortgage, Mortgagor shall have a license to collect all rents arising from the mortgaged premises. If an event of default occurs under this Mortgage, the Mortgagee may receive and collect the rents, issues and profits personally or through a receiver so long as the event of default exists and during the pendency of any foreclosure proceedings and during any redemption period. The Mortgagor agrees to consent to the appointment of a receiver if this is believed necessary or desirable by the Mortgagee to enforce its rights under this Mortgage. The Mortgagee shall at no time have any obligation whatever to attempt to collect rent or other amounts from any tenant or occupier of the mortgaged premises notwithstanding that such tenants and occupiers may not be paying rent or other amounts to either the Mortgagor or to the Mortgagee. Further, the Mortgagee shall at no time have any obligation whatever to enforce any other obligations owed by tenants or occupiers of the mortgaged premises to the Mortgagor. No action taken by the Mortgagee or any Lender under this Mortgage shall make the Mortgagee or any Lender a "mortgagee in possession." The Mortgagor shall at no time collect advance rent more than thirty (30) days in advance under any lease or occupancy agreement pertaining to the mortgaged premises or any part of it in excess of one month (other than as a security deposit) and the Mortgagee shall not be bound in any respect by any rent prepayment made or received in violation of this prohibition. As additional security for the Several Obligations, the Mortgagor assigns to the Mortgagee for the benefit of the Lenders all of the Mortgagor's rights and interest, if any, in all licenses and permits affecting the mortgaged premises. This assignment shall not be construed as a consent by the Mortgagee to any license or permit so assigned, or to impose upon Mortgagee any obligations with respect to any license or permit. The Mortgagor shall not cancel or amend any of the licenses and permits assigned (nor permit any of them to terminate if they are necessary or desirable for the operation of the mortgaged premises) without first obtaining the written approval of the Mortgagee and the Lenders, which approval shall not unreasonably be withheld, conditioned or delayed. This paragraph shall not be applicable to any license or permit that terminates if it is assigned without the consent of another party (other than the Mortgagor) or its issuer, unless this consent has been obtained or this assignment is ratified by the other party or issuer; nor shall this paragraph be construed as a present assignment of any license or permit that the Mortgagor is required by law to hold in order to operate the mortgaged premises.

12. As additional security for the Several Obligations, the Mortgagor grants a security interest to the Mortgagee and the Lenders in all deposit or other accounts with the Mortgagee and the Lenders.

13. In the event any tax shall be due with respect to the execution and delivery or recordation of this Mortgage or any note or other instrument evidencing or securing repayment of the Several Obligations or the interest of the Mortgagee in the mortgaged premises, whether levied against the Mortgagee or otherwise, the Mortgagor shall pay this tax at the time and in the manner required by applicable law. The Mortgagor shall hold the Mortgagee and the Lenders harmless and shall indemnify the Mortgagee and the Lenders against all liability of any nature whatever as a result of the imposition of this tax. In the event payment by the Mortgagor of this tax would result in the payment of interest in excess of the permitted rate, then the Mortgagor shall have no obligation to pay the portion of the tax resulting in this excess; provided, however, that in this event the Lenders may declare the entire principal balance of the Several Obligations, premium, if any, and accrued interest on it, immediately due and payable.

14.   (a)   In the event this Mortgage is foreclosed or the Mortgagor tenders a deed in lieu of foreclosure, the Mortgagor shall deliver the mortgaged premises to the Mortgagee, purchaser or grantee, as the case may be, in material compliance with all Environmental Laws.

      (b) Upon the Mortgagee's receipt of any notice from any source asserting the release of any Hazardous Materials or an Environmental Complaint pertaining to the mortgaged premises which, if true, could reasonably be expected to result in an order, suit or other action against the Mortgagor and/or any part of the mortgaged premises which could reasonably be expected to materially jeopardize Mortgagee's and the Lenders' security under this Mortgage and upon ten (10) days notice to the Mortgagor (except in an emergency or where not practical under applicable law, in which case notice is waived), and without limitation of the Mortgagee's other rights under this Mortgage or elsewhere, the Mortgagee has the right, but not the obligation, to enter on the mortgaged premises and to take other actions as it deems appropriate to investigate or test for, clean up, remove, resolve, minimize the impact of or, as required by law, advise governmental agencies of the possible release of any Hazardous Materials or a notice of any violation of Environmental Laws ("Environmental Complaint"). All reasonable costs and expenses incurred by the Mortgagee in the exercise of any of these rights shall be secured by this Mortgage and shall be payable by the Mortgagor upon demand. Any such actions conducted by the Mortgagee shall be solely for the benefit of and to protect the interests of the Mortgagee and the Lenders and shall not be relied upon by the Mortgagor or any third party for any purpose whatsoever. By conducting any such actions, the Mortgagee does not assume control over the environmental affairs or operations of the Mortgagor nor assume any liability of the Mortgagor or any third party.

      (c) The provisions of this paragraph (14) shall be in addition to any and all other obligations and liabilities the Mortgagor may have to the Mortgagee and the Lenders at common law or pursuant to any other agreement. The indemnification obligations contained in part (b) of this paragraph (14) shall survive (i) the repayment of all sums due under any note or other loan documents executed in connection with this Mortgage and the repayment of all other Several Obligations,
            (ii) the satisfaction of all other obligations of the Mortgagor under this Mortgage and under the other loan documents and evidence(s) of indebtedness, (iii) the discharge of this Mortgage, and (iv) the foreclosure of this Mortgage or acceptance of a deed in lieu of foreclosure.

      (d) For purposes of this Mortgage, (i) "Hazardous Materials" means each and all of the following: hazardous materials and/or substances as defined in any Environmental Law, petroleum, petroleum by-products, natural gas, flammable explosives, radioactive materials, and toxic materials, and (ii) "Environmental Laws" mean any and all federal, state, local or other laws (whether under common law or by legislative action), rules, ordinances, court or agency, orders, statutes, or regulations an object of which is to regulate or improve health, safety, or the environment including, without limit, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 USC 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 USC 6901 et seq.).

15. The Mortgagor shall comply with and perform in the time required all obligations and restrictions imposed upon the Mortgagor or the mortgaged premises under applicable deed restrictions, restrictive covenants, easements or other agreements affecting the mortgaged premises the enforcement of which, if Mortgagor were not in compliance, would reasonably be expected to materially adversely affect the value or use of the mortgaged premises, but this is not a consent by the Mortgagee to take subject to any of these agreements unless specifically set forth on attached Exhibit B, if any, and the Mortgagee does not assume any obligations under these agreements.

16. If the Mortgagor fails to perform in the time and manner (subject to any applicable cure periods) required the covenants and agreements contained in this Mortgage, or if any action or proceeding is threatened or commenced which materially and adversely affects the Mortgagee's and the Lenders' interest in the mortgaged premises including, without limit, eminent domain, environmental, bankruptcy, insolvency, building, or zoning proceedings, then the Mortgagee, upon such notice as is reasonable under the circumstances as determined in good faith by the Mortgagee, at its option may make such appearances, disburse such sums and take such action as is deemed necessary by the Mortgagee to protect the Mortgagee's and the Lenders' interest and the Mortgagor will reimburse the Mortgagee upon demand for all reasonable sums disbursed and costs incurred including, without limit, reasonable attorneys' fees and costs of entry upon the mortgaged premises to effect repairs. The Mortgagee shall not be liable in any case for failure to exercise its rights or for failure to continue exercising its rights once having exercised them.

17. No waiver or forbearance by the Mortgagee of any right or remedy under this Mortgage shall affect or extend to or be deemed a waiver of any other right or remedy of the Mortgagee or any Lender under this Mortgage nor affect or impair the subsequent exercise of the same right or remedy by the Mortgagee or any Lender for any future or subsequent default by the Mortgagor under this Mortgage.

18. All remedies provided in this Mortgage are distinct and cumulative to any other right or remedy under this Mortgage, any other agreement or afforded by law, and may be exercised concurrently, independently or successively.

19. The occurrence of any of the following events shall be deemed an event of default under this Mortgage and shall entitle the Mortgagee to exercise its remedies under this Mortgage or as otherwise provided by law:

      (a) Default by the Mortgagor in making payment when due, by acceleration or otherwise, of any principal portion of or interest on the Several Obligations or any part of it and continuation beyond any applicable period of cure;

      (b) The occurrence of an Event of Default, as defined in the Credit Agreement or the Note Agreements;

      (c) Any warranty or representation made, given or furnished to the Mortgagee or any of the Lenders by or on behalf of the Mortgagor or any guarantor shall be, or shall prove to be or have been materially false or materially misleading when made, given or furnished.

20. If the Mortgagee at any time(s) shall incur or expend any sums in accordance with the terms of this Mortgage, including, without limit, court costs and reasonable attorneys' fees, whether or not in connection with any suit, action or proceeding, to sustain the lien of this Mortgage or its priority, or to protect the value of the mortgaged premises, or to protect or enforce or otherwise administer any of its rights under this Mortgage, or to recover any of the Several Obligations, or for any appraisal, environmental audit, title examination or title insurance policy relating to the mortgaged premises, or otherwise in any way relating to this Mortgage or the Several Obligations including, without limit, sums reasonably expended in connection with any suit involving the conduct of the Mortgagor or the Mortgagee with respect to this Mortgage or the Several Obligations, all of these sums shall on demand be paid by the Mortgagor to the Mortgagee, together with the interest on these sums at the highest rate charged by the Lenders on any of the Several Obligations (but not to exceed the maximum interest rate permitted by applicable law), and shall be a lien on the mortgaged premises and secured by this Mortgage.

21. In the event of any foreclosure or other sale under this Mortgage by virtue of judicial proceedings, advertisement, or otherwise, the mortgaged premises may be sold in one parcel and as an entirety, or in such parcels, manner or order as the Mortgagee may subject to the terms of the Intercreditor Agreement, elect.

22. Without limiting when a prepayment premium may be due, it is agreed that at any time after acceleration a tender of payment of the amount necessary to satisfy all Several Obligations by the Mortgagor, or by anyone on behalf of the Mortgagor or otherwise, must include any applicable prepayment premium or formula.

23. Immediately upon the occurrence of any Event of Default (as defined in the Agreements) and during the continuance thereof, the Mortgagee shall have the option, in addition to and not in substitution for all other rights and remedies provided in this Mortgage or other agreement or by law, and is authorized by the Mortgagor, subject to the terms of the Intercreditor Agreement, to do any or all of the following:

       (a) Declare the entire unpaid amount of the Several Obligations, together with accrued and unpaid interest on it and any applicable prepayment premium or formula, and any and all other charges payable by the Mortgagor to the Mortgagee or the Lenders to be immediately due and payable and, at the Mortgagee's option (i) to bring suit for the same, (ii) to bring suit for any delinquent payment of or upon the Several Obligations, or (iii) to take any and all steps and institute any and all other proceedings that the Mortgagee deems necessary to enforce payment of the Several Obligations and performance of other obligations secured under this Mortgage and to protect the lien of this Mortgage.

       (b) Commence foreclosure proceedings against the mortgaged premises through judicial proceedings or by advertisement, at the option of the Mortgagee, pursuant to applicable law. The commencement by the Mortgagee of foreclosure proceedings shall be deemed an exercise by the Mortgagee of its option to accelerate the Several Obligations, unless such proceedings on their face specifically indicate otherwise. The Mortgagor grants power to the Mortgagee to sell the mortgaged premises or to cause the same to be sold at public sale, and to convey the same to the purchaser, in accordance with applicable statutes in a single parcel or in several parcels at the option of the Mortgagee.

       WARNING: THIS MORTGAGE CONTAINS A POWER OF SALE AND UPON DEFAULT MAY BE FORECLOSED BY ADVERTISEMENT. IN FORECLOSURE BY ADVERTISEMENT AND THE RELATED SALE OF THE MORTGAGED PREMISES, NO HEARING IS REQUIRED AND THE ONLY NOTICE REQUIRED IS TO PUBLISH NOTICE IN A LOCAL NEWSPAPER AND TO POST A COPY OF THE NOTICE ON THE MORTGAGED PREMISES. THE MORTGAGOR WAIVES ALL RIGHTS UNDER THE CONSTITUTION AND LAWS OF THE UNITED STATES AND UNDER THE CONSTITUTION AND LAWS OF THE STATE OF INDIANA TO A HEARING PRIOR TO SALE IN CONNECTION WITH FORECLOSURE BY ADVERTISEMENT AND ALL NOTICE REQUIREMENTS EXCEPT AS SET FORTH IN THE INDIANA STATUTE PROVIDING FOR FORECLOSURE BY ADVERTISEMENT.

       (c) Cause to be updated an abstract or abstracts and tax histories of the mortgaged premises, procure title insurance or title reports and procure new abstracts and tax histories.

       (d) Obtain a receiver to manage the mortgaged premises and collect the rents, profits and income from it.

       (e) Enter upon the mortgaged premises and take other actions as the Mortgagee reasonably deems appropriate to investigate or test for the presence of any Hazardous Materials and/or to appraise the mortgaged premises. Without limiting what other rights and remedies of the Mortgagee are specifically enforceable, the Mortgagor agrees that the Mortgagee's rights under this paragraph (23)(e) are specifically enforceable since there is no adequate monetary remedy available to the Mortgagee.

       (f) Contest the amount or validity of any taxes applicable to the mortgaged premises by appropriate proceedings either in the Mortgagee's name, the Mortgagor's name or jointly with the Mortgagor. The Mortgagor shall execute and deliver to the Mortgagee, upon demand, whatever documents and information the Mortgagee determines may be necessary or proper to so contest the taxes or to secure payment of any resulting refund. The Mortgagor shall reimburse the Mortgagee for all reasonable costs and expenses, including without limit reasonable attorneys' fees, incurred in connection with each tax contest proceeding. All refunds resulting from each tax contest proceeding shall belong to the Mortgagee to be applied against the Several Obligations in the manner provided in the Intercreditor Agreement with the surplus, if any, to be paid to the Mortgagor. The Mortgagee and any of its employees is each irrevocably appointed attorney- in-fact for the Mortgagor and is authorized to execute and deliver in the name of the Mortgagor those documents deemed necessary or proper by the Mortgagee to carry out any tax contest proceeding or receive the resulting refunds, if any.

       (g) In the event of any sale of the mortgaged premises by foreclosure, through judicial proceedings, by advertisement or otherwise, apply the proceeds of any such sale in the manner provided in the Intercreditor Agreement.

24. If any provision of this Mortgage is in conflict with any statute or rule of law or is otherwise unenforceable for any reason, then that provision shall be deemed null and void to the extent of the conflict or unenforceability and shall be deemed severable, but shall not invalidate any other provision of this Mortgage.

25. In the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies under this Mortgage, the Mortgagor waives any right otherwise available in respect to marshalling of assets which secure the Several Obligations or to require the Mortgagee to pursue its remedies against any other assets or any other party which may be liable for any of the Several Obligations.

26. Promptly upon the reasonable request of the Mortgagee, the Mortgagor shall execute, acknowledge and deliver any and all further conveyances, documents, mortgages and assurances, and do or cause to be done all further acts as the Mortgagee may reasonably require in its sole discretion to confirm and protect the lien of this Mortgage or otherwise to accomplish the purposes of this Mortgage.

27. If more than one person or party has executed this Mortgage as the mortgagor, the term "Mortgagor" shall include each of the mortgagors individually and collectively, and all warranties, covenants, rights and powers given to or conferred upon the Mortgagee are made or given jointly and severally.

28. Nothing contained in this Mortgage is intended, nor should it be construed, to preclude the Mortgagee or any Lender from pursuing any other remedy provided by law for the collection of the Several Obligations or any portion of it, or for the recovery of any other sum to which the Mortgagee or any Lender may be or become entitled for breach of this Mortgage by the Mortgagor, nor shall anything contained in this Mortgage reduce or release in any manner any rights, security interests or liens in favor of the Mortgagee for the benefit of the Lenders contained in any existing or future agreement between the Mortgagor and the Mortgagee.

29. Any reference in this Mortgage to attorneys' fees shall be deemed a reference to the reasonable fees, charges, costs and expenses of both in-house and outside counsel and paralegals, whether or not a suit or proceeding is instituted, and whether incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding, in a workout, in consultation with counsel, or otherwise. All reasonable costs, expenses and fees of any nature for which the Mortgagor is obligated to reimburse or indemnify the Mortgagee and the Lenders are part of the Several Obligations secured by this Mortgage and are payable upon demand, unless expressly provided otherwise, with interest until repaid at the highest rate charged by the Lenders on any of the Several Obligations (but not to exceed the maximum rate permitted by applicable law).

30. With respect to the right, title, interest or lien of any person or entity which is superior to the lien of this Mortgage (other than Permitted Encumbrances), the Mortgagee has the right, (upon fifteen (15) days prior notice to the Mortgagor), but not the obligation, to acquire and/or pay off the holder of such right, title, interest or lien and add the amount so paid to the Several Obligations and charge interest on that amount at the highest rate charged by the Lenders to the Mortgagor on any of the Several Obligations (but not to exceed the maximum interest rate permitted under applicable law).

31. Subject to the provisions of paragraph 41, this Mortgage constitutes the entire agreement of the Mortgagor and the Mortgagee with respect to the subject matter of this Mortgage. No waiver, consent, modification or change of the terms of this Mortgage shall bind the Mortgagor or the

       Mortgagee unless in writing and signed by the party, or an authorized officer of the party, against whom enforcement is sought. Each waiver, consent, modification or change shall be effective only for the specific purpose given.

32. This Mortgage shall be binding on the Mortgagor and the Mortgagee and on the Mortgagor's and the Mortgagee's heirs, legal representatives, successors and assigns including, without limit, any debtor in possession or trustee in bankruptcy for the Mortgagor. This shall not be deemed a consent by the Mortgagee to a conveyance by the Mortgagor of all or part of the mortgaged premises or of any ownership interest in the Mortgagor.

33. The Mortgagor has entered into this Mortgage in good faith for the purpose of inducing the Mortgagee to extend credit or make other financial accommodations to or at the request of the Mortgagor.

34. Upon request by the Mortgagee, if the mortgaged premises are then leased by Mortgagor to any third party, the Mortgagor shall promptly provide the Mortgagee with certificates of occupancy, licenses, rent rolls, income and expense statements and other documents and information pertaining to the mortgaged premises and its operations as the Mortgagee, from time to time, may request.

35. At the sole option of the Mortgagee, this Mortgage shall become subordinate, in whole or in part (but not with respect to priority as to insurance proceeds or any eminent domain award) to any or all leases and/or occupancy agreements of all or part of the mortgaged premises upon the execution by the Mortgagee, and recording in the appropriate official county records where the premises are located, of a unilateral declaration to that effect.

36. All notices and demands required or permitted to be given to the Mortgagor shall be deemed given when delivered to the Mortgagor or when placed in an envelope addressed to the Mortgagor at the address above, or at such other address as the Mortgagee may have on its records, and deposited, with postage, in a post office or other depository under the custody of the United States Postal Service. The mailing may be certified, first class or registered mail.

37. Any inspection, audit, appraisal or examination by the Mortgagee, any Lender or its agents of the mortgaged premises or of information or documents pertaining to the mortgaged premises is for the sole purpose of protecting the Mortgagee's and the Lenders' interests under this Mortgage and is not for the benefit or protection of the Mortgagor or any third party. Neither the Mortgagee nor any Lender has any obligation to provide the Mortgagor or any third party designated by the Mortgagor with information concerning or results of any inspection, audit, appraisal or examination by the Mortgagee or its agents. If the Mortgagee or a Lender, in its sole discretion, discloses information to the Mortgagor this disclosure is for the sole protection of the Mortgagee or the Lenders, does not constitute an agreement to further disclosure and does not create a warranty by the Mortgagee or the Lenders as to the accuracy, sufficiency or any other aspect of the disclosure.

38. Upon full and final payment of the Several Obligations in cash and performance by the Mortgagor of all its other obligations under this Mortgage, except as otherwise provided in paragraph 14 of this Mortgage, the parties shall automatically each fully, finally and forever release and discharge the other from any claim, liability or obligation in connection with this Mortgage and the Several Obligations.

39. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ________.

40. WAIVER OF JURY TRIAL. THE MORTGAGOR AND THE MORTGAGEE AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, AND THE LENDERS, BY THEIR ACCEPTANCE OF THE BENEFITS HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE MORTGAGOR, NOR MORTGAGEE SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE MORTGAGOR AND/OR MORTGAGEE EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

41. Notwithstanding any provision in paragraph 4 or paragraph 8 hereof to the contrary, in the event any proceeds become available as a result of the condemnation of all or any part of the mortgaged premises, or any insurance proceeds become available as a result of any hazard insurance loss, Mortgagee will make such proceeds available to Mortgagor for use in the repair and restoration of the mortgaged premises to the condition existing immediately prior to the condemnation or loss, or such other condition as Mortgagee may approve in writing, upon the following terms and conditions:

       (a)  There shall be no default under this Mortgage;

       (b) Mortgagee shall approve in writing plans and specifications of an architect satisfactory to Mortgagee and contractor's cost estimates by contractors satisfactory to Mortgagee, which approval shall not be withheld unreasonably;

       (c) Such proceeds are deemed sufficient by Mortgagee to pay all costs of, and expenses incidental to, such repair or restoration and, if such proceeds shall be deemed insufficient to pay same, Mortgagor shall deposit with Mortgagee such additional sums as Mortgagee deems necessary, in its reasonable judgment, when combined with such proceeds, to pay such costs and expenses;

       (d) Such proceeds shall be disbursed by advances conforming to the requirements for advances ordinarily set forth in construction loan agreements then in use by Mortgagee, and to such other requirements as Mortgagee may reasonably impose;

       (e) Mortgagee shall be entitled to deduct from each such advance all costs reasonably incurred by Mortgagee in connection therewith; and

       (f) Mortgagor shall not be entitled to any interest on any such proceeds while held by Mortgagee pending disbursement in accordance therewith.

42. Unless expressly defined herein, all capitalized terms used herein shall have the meanings set forth in the Intercreditor Agreement. Notwithstanding anything herein to the contrary, in the event of any conflict between the terms and provisions of this Mortgage and the terms and provisions of the Agreements (and, as among the Lenders, but not otherwise, the Intercreditor Agreement) shall control.

43. This Mortgage amends, restates, consolidates and replaces in its entirety the Prior Mortgage, and nothing herein contained shall impair or otherwise affect the liens and mortgage interest established thereby, which liens and mortgage interest shall continue in full force and effect.

44. Notwithstanding anything to the contrary contained herein, it is understood that all actions to be taken by the Mortgagee hereunder shall be taken in accordance with the terms of the Intercreditor Agreement.

     IN WITNESS WHEREOF, the Mortgagor has signed and delivered this Mortgage the day and year first written above.


WITNESS:                            MORTGAGOR:

                                    [MORTGAGOR], a
                                    ________________ corporation



________________________________ By:___________________________
                                         Anthony A. Barone

________________________________  Its: Vice President



                                    MORTGAGEE:

                                    COMERICA BANK, as Collateral Agent



________________________________ By:___________________________
                                          David B. Marvin

________________________________  Its: Vice President

STATE OF ILLINOIS   )
                    ) SS.
COUNTY OF COOK      )

     The foregoing instrument was acknowledged before me this _____ day of May 1996, by Anthony A. Barone, the ________________ of ___________________, a
_________ corporation, on behalf of said entity.


                           ___________________________________
                           Notary Public
                           _________________ County, _________
                           My commission expires:_____________



STATE OF MICHIGAN   )
                    ) SS
COUNTY OF WAYNE     )

     The foregoing instrument was acknowledged before me this _____ day of May 1996, by David B. Marvin, the Vice President of Comerica Bank, a Michigan banking corporation, on behalf of said entity.


                           ___________________________________
                           Notary Public
                           _________________ County, _________
                           My commission expires:_____________



This instrument was prepared by
and when recorded return to:

Laurie E. Phelan, Esq.
Bodman, Longley & Dahling
34th Floor
100 Renaissance Center
Detroit, Michigan 48243
(313) 259-7777

                                   EXHIBIT A



The following described real estate situated in _____________, ________________, to-wit:

                                   EXHIBIT B


                              Permitted Exceptions